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                                                                     EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT

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                                                            Country of        Owned
                         Company                           Incorporation        By
                         -------                           -------------       -----
 1.  Sybron Chemicals Inc.                                   USA-DEL.           --

 2.  Sybron Chemical Holdings  Inc.                          USA-DEL.            1

 3.  Sybron Chemicals Korea Ltd.                             KOREA               2

 4.  Sybron Chemicals (Japan)  Ltd.                          JAPAN               2

 5.  Sybron Chemical Industries Nederland B.V.               HOLLAND             2

 6.  Sybron Chemicals Canada Ltd.                            CANADA              2

 7.  Tanatex Mexicana S.A.  De  C.V.                         MEXICO              2

 8.  Sybron Chemicals Holdings B.V.                          HOLLAND             5

 9.  Sybron Quimica (Iberica)  S.A.                          SPAIN               8

10.  Sybron Chemie (Nederland) B.V.                          HOLLAND             8

11.  Sybron Chemie (Deutschland) G.m.b.H.                    GERMANY             8

12.  Sybron Chemicals (SA) Proprietary Limited               S. AFRICA           8

13.  Sybron Chemicals Handelsgesellschaft G.m.b.H.           AUSTRIA             8

14.  Sybron Chemicals UK Limited                             UK                 10

15.  Sybron Chimica Italia S.p.A.                            ITALY               8

16.  Sybron Chimie France S.A.                               FRANCE              8

17.  Purification  Products  Company                         USA-DEL.            2

18.  Sybron Chemicals Taiwan Ltd.                            Taiwan              2
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